UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2022

Golden Ally Lifetech Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization	000-51185 (Commission File #)	16-1732674 (IRS Employer Identification No.)

901 S. Mopack Exp Building 1, Suite 300, Austin, TX 78746

(Address of principal executive offices)

512-430-1553

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 12, 2022, Golden Ally Lifetech Group, Inc. (the “Company”) entered into a Supplier Agreement (the “Supplier Agreement”) with Taucoin Asset Management, LLC (“TCAM”) pursuant to which the Company will supply TCAM with the Company’s AQP water products for sale and distribution on a blockchain-based platform being developed to facilitate sales of the Company’s products (the “Platform”). TCAM, and its related subsidiaries and affiliates, is a financial technology company that develops certain blockchain-based technology solutions for business enterprises.

The Supplier Agreement sets the terms by which the Company will supply TCAM with the Company’s AQP water products, including the process by which TCAM will submit orders, the Company’s obligations with respect to the delivery of products, the parties’ quality control rights and obligations, the parties’ audit and inspection rights and obligations, and other matters related to the supply of the products (such as the parties’ rights and obligations related to the Company’s intellectual property and intellectual property that may be jointly conceived by the parties pursuant to orders submitted under the Supplier Agreement). The Company is obligated under the Supplier Agreement to deliver an initial order of its product to TCAM no later than six months from the date of deployment of the Platform. The Supplier Agreement includes various other terms and conditions that are common for an agreement of this nature, including provisions related to insurance covenants of the Company, representations and warranties of the parties that are customary for an agreement of this nature, compliance obligations of each party, provisions related to limitation of liability, as well as certain covenants of the parties, such as confidentiality obligations. The term of the Supplier Agreement is initially for three-years, and, it will automatically renew for successive one-year terms unless either party provides a requisite termination notice. The Supplier Agreement also provides parameters by which the parties may terminate it for certain specified reasons, such as for convenience, for cause, upon a change of control or for certain failures to perform.

Also, on July 12, 2022, the Company and TCAM entered into a Strategic Alliance Agreement (the “Strategic Agreement”) related to the parties’ collaboration and efforts in marketing and selling the Company’s AQP water products through the Platform, selling licenses to clients to access the Platform, and related matters. TCAM will own all right, title and interest in and to the Platform. Obligations of TCAM under the Strategic Agreement include the design and development of the Platform and developing and marketing memberships to the Platform. The Company is obligated to contribute to TCAM an amount equal to the cost of the on-going development, maintenance, and operations of the Platform, and a defined amount based on the gross sales price for the marketing of the memberships to the Platform and the Company’s AQP water products. In turn, the Company will be due royalties under the Strategic Agreement deriving from its products sold on, and the memberships sold for, the Platform. The Strategic Agreement includes various other terms and conditions that are common for an agreement of this nature, including provisions related to each party’s rights and obligations with respect to its intellectual property, confidentiality covenants, covenants related to compliance obligations, provisions related to liability limitations, and the audit rights of the parties. The term of the Strategic Agreement is the longer of a three-year term or until completion of a final royalty payment, although the Strategic Agreement may also be terminated for convenience or cause under defined circumstances.

The foregoing summary of each of the Supply Agreement and the Strategic Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, which will be filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to a Quarterly Report on Form 10-Q to be filed by the Company, or via an amendment to this Current Report on Form 8-K. Pursuant to Item 601(b)(10) of Regulation S-K, certain terms of each agreement have been omitted from this Current Report on Form 8-K, and will be omitted from the version of the Supplier Agreement and the Strategic Agreement to be filed with the SEC, because such terms are both (i) not material, and (ii) private and confidential to the parties.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Golden Ally Lifetech Group, INC.

Dated: July 15, 2022	By:	/s/ Oliver Keren Ban
	Name:	Oliver Keren Ban
	Title:	Chief Executive Officer